Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-92495), of our report dated June 26, 2019, relating to the statement of net assets available for benefits of the Huttig Building Products, Inc. Savings and Profit Sharing Plan as of December 31, 2018 and the related statement of changes in net assets available for benefits for the year ended December 31, 2018, which appears in the December 31, 2019 Annual Report on Form 11-K of the Huttig Building Products, Inc. Savings and Profit Sharing Plan.

/s/ Brown Smith Wallace, LLP

St. Louis, Missouri

August 11, 2020